9 Meters Biopharma, Inc. Receives Orphan Drug Designation for NM-003, a Proprietary Long-Acting GLP-2, for Prevention of Acute Graft Versus Host Disease (aGvHD)

-aGvHD among potential indications being considered for next stage of development
-Candidate to move to IND-enabling studies in 2021

RALEIGH, NC / ACCESSWIRE / December 9, 2020 / 9 Meters Biopharma, Inc. (NASDAQ:NMTR), a clinical-stage rare and unmet needs-focused gastroenterology company, today announced that the United States Food and Drug Administration (FDA) has granted orphan drug designation to NM-003, a proprietary long-acting GLP-2 receptor agonist, for prevention of acute graft versus host disease.

NM-003, also called teduglutide, is designed as a long-acting injectable glucagon-like-peptide-2 (GLP-2) receptor agonist that utilizes proprietary XTEN® technology to extend circulating half-life.

“We continue to evaluate the applicability of our long-acting GLP-2 for aGvHD, which presents a danger to transplant recipients and which lacks effective pharmaceutical options for prevention or treatment. Additionally, we plan to move to IND-enabling development stages next year, for the orphan indication or indications in which it can best improve treatment landscapes for underserved patients," said Patrick H. Griffin, M.D., Chief Medical Officer of 9 Meters Biopharma.
The FDA Office of Orphan Products Development (OOPD) grants orphan designation to advance the evaluation and development of safe and effective drugs and biologics to treat, prevent or diagnose rare diseases affecting fewer than 200,000 people in the U.S. Under the Orphan Drug Act, orphan designation qualifies drug sponsors for development incentives conferred by the FDA, including tax credits for qualified clinical testing. For more information about orphan designation, please visit the FDA website here.
About Graft Versus Host Disease
Graft versus host disease (GvHD) may occur after allogeneic transplant such as bone marrow or hematopoietic stem cell transplants, or occasionally after solid organ transplants. GvHD develops if white blood cells from donor tissue recognize recipient tissue as foreign or non-self and respond by mounting an immune response against the recipient tissue, causing inflammation.
Acute GvHD may arise within weeks to a few months after transplant. Symptoms tend to involve the skin, liver, and gastrointestinal tract, including rash, yellow discoloration of the skin, nausea, vomiting, abdominal pain or diarrhea. Severe cases of acute GvHD carry risks of organ damage and of mortality secondary to infection, due to intense immunosuppressive regimens involving steroids and other treatments to control inflammation.

About 9 Meters Biopharma
9 Meters Biopharma, Inc. (the "Company") is a rare and unmet needs-focused gastroenterology company. The Company is working to advance NM-002, a proprietary long-acting GLP-1 agonist into a Phase 2 trial for Short Bowel Syndrome (SBS), a rare, orphan disease, as well as larazotide, a Phase 3-stage tight junction regulator being evaluated for patient-reported symptom improvement in non-responsive celiac disease.

For more information, please visit www.9meters.com or follow 9 Meters on Twitter and LinkedIn.

Forward-Looking Statements
This press release includes forward-looking statements based upon the Company's current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: (i) uncertainties associated with the clinical development and regulatory approval of product candidates; (ii) risks related to the inability of the Company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs; (iii) uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; (iv) risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; (v) the impact of COVID-19 on our operations, clinical trials or future financings and (vi) risks associated with the possible failure to realize certain anticipated benefits of the Company's recent merger and the Naia acquisition, including with respect to future financial and operating results. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements because of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled “Risk Factors” in the Company’s. Annual Report on Form 10-K for the year ended December 31, 2019, Form 10-Q for the quarter ended September 30, 2020 and in other filings that the Company has made and future filings the Company will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Corporate contacts
Edward J. Sitar, Chief Financial Officer
9 Meters Biopharma, Inc.
investor-relations@9meters.com
www.9meters.com

Media contact
Amy Jobe, Ph.D.
LifeSci Communications, LLC
ajobe@lifescicomms.com
315-879-8192

Investor contact
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LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
212-915-2577